UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 24, 2006
INNUITY, INC.
(formerly Source Energy Corp.)
(Exact name of registrant as specified in its charter)

Utah	0-29129	87-0370820
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer of
incorporation or organization)		Identification Number)
8644 154th Avenue NE, Redmond, Washington 98052
(Address of Principal Administrative Offices)
Registrant’s Telephone Number, Including Area Code: (425) 497-9909

Click the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Election of Director
     On April 24, 2006, the board of directors of Innuity, Inc. (the “Company”), upon the recommendation of the board’s nominating and corporate governance committee, voted to elect Michael L. Snow as a new director, to serve until the 2006 annual meeting of the shareholders of the Company and until his successor is elected and qualified. Mr. Snow has not been appointed to any committee of the board, and it has not been determined whether he will be appointed to any committee in the future.
     Mr. Snow is of counsel with the Minnesota law firm of Maslon Edelman Borman & Brand, LLP, which he joined in 1976. He currently serves as a director of Miller Milling Company and Tamisa, the largest durum millers in the United States and Mexico, and Navarre Corporation, a distributor and publisher of a broad range of home entertainment and multimedia products. He has served as a director, officer or founder in numerous public and private corporations including Osmonics, Inc. and ValueVision International, Inc. (now ValueVision Media, Inc.). Mr. Snow is also a trustee of The Minneapolis Institute of Arts.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On April 24, 2006, the board of directors voted to amend the bylaws of the Company to increase the size of the board of directors from six to seven directors. The amendment was effective upon its adoption by the Board.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNUITY, INC.

Dated: April 27, 2006	By:	/s/ Robert K. Bench

Robert K. Bench Chief Financial Officer